UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2012

ANGELES PARTNERS XII, LP

(Exact name of registrant as specified in its charter)

DELAWARE	0-13309	95-3903623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 BEATTIE PLACE POST OFFICE BOX 1089 GREENVILLE, SOUTH CAROLINA		29602
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (864) 239-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.07. Submission of Matters to a Vote of Security Holders

As previously disclosed, on November 15, 2011, Angeles Partners XII, LP, a Delaware limited partnership (“AP XII”), entered into an amended and restated agreement and plan of merger (the “Merger Agreement”) with AIMCO Properties, L.P., a Delaware limited partnership (“Aimco OP”) and AIMCO AP XII Merger Sub LLC, a Delaware limited liability company of which Aimco OP is the sole member (the “Merger Subsidiary”). The Merger Agreement provides for the Merger Subsidiary to be merged with and into AP XII, with AP XII as the surviving entity, upon approval by a majority in interest of the units of limited partnership interest of AP XII (the “AP XII Units”) outstanding.

On January 23, 2012, Aimco OP and its affiliates, which owned 33,750 of the 44,718 issued and outstanding AP XII Units, or approximately 75.47% of the number of units outstanding, took action by written consent to approve the merger, which was completed on January 23, 2012. In the merger, each AP XII Unit outstanding immediately prior to the merger (other than AP XII Units as to which appraisal rights are elected) was converted into the right to receive, at the election of the holder, either $483.14 in cash (the “Cash Consideration”), or 21.01 partnership common units of Aimco OP. Limited partners who reside in the State of California, or who fail to make an election, will receive only the Cash Consideration. In the merger, Aimco OP’s membership interest in the Merger Subsidiary was converted into 1,000 AP XII Units. Angeles Realty Corporation II continues to be the managing general partner of AP XII, AIMCO Angeles GP, LLC continues to be the non-managing general partner of AP XII and AP XII’s agreement of limited partnership in effect immediately prior to the merger remains unchanged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANGELES PARTNERS XII, LP

Date: January 23, 2012	By:	ANGELES REALTY CORPORATION II,
Its Managing General Partner

	By:	/s/ Stephen B. Waters
Stephen B. Waters
Senior Director of Partnership Accounting